Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

INVESTORS BANCORP, INC.,

INVESTORS ACQUISITION CORP.

And

MARATHON BANKING CORPORATION

Dated as of June 14, 2012

ii

Exhibit A         Form of Merger Agreement For the Bank Merger

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 14, 2012, is by and among (i) Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”), (ii) Investors Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Investors Bancorp (“IAC”) and (iii) Marathon Banking Corporation, a Delaware corporation (“Target”). Each of Investors Bancorp and Target is sometimes individually referred to herein as a “Party,” and Investors Bancorp and Target are collectively sometimes referred to as the “Parties.”

RECITALS

1. Investors Bancorp owns all of the issued outstanding capital stock of Investors Bank, a New Jersey savings bank (“Investors Bank”) and IAC. Each of Investors Bank and Investors Bancorp has its principal offices located in Short Hills, New Jersey.

2. Target owns all of the issued and outstanding capital stock of Marathon National Bank of New York, a national bank (“Target Bank”). Each of Target and Target Bank has its principal offices located in New York, New York.

3. The Board of Directors of Investors Bancorp, IAC and Target each deem it advisable and in its best interests of their respective stockholders for (i) IAC to merge with and into Target, with Target as the surviving entity, and in connection therewith each outstanding share of Target common stock will be cancelled in exchange for the right to receive the cash payment specified herein; (ii) immediately thereafter, Target will merge with and into Investors Bancorp, with Investors Bancorp as the surviving entity, and (iii) immediately thereafter, Target Bank to merge with and into Investors Bank with Investors Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and the exhibits thereto.

4. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement; and.

5. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01 Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advisory Board” has the meaning given to such term in Section 2.06 of this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” has the meaning set forth in the Preamble.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or nonobjection of the transactions described in this Agreement.

“Banking Act” means the New Jersey Banking Act of 1948, as amended.

“Bank Merger” means the merger of Target Bank with and into Investors Bank with Investors Bank as the surviving entity.

“Bank Merger Effective Date” means the date that the certificate evidencing stockholder approval of the Bank Merger is filed with the Department or such other date as set forth in the certificate or as determined in accordance with applicable law.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Cash Merger Consideration” has the meaning given to such term in Section 2.04(c) of this Agreement.

“Certificate” means certificates evidencing shares of Target Common Stock held by its shareholders.

“Certificate of Merger” has the meaning given to such term in Section 2.03 of this Agreement.

“Closing” has the meaning given to such term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to such term in Section 2.03 of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Banking and Insurance of the State of New Jersey, and includes the Department as appropriate.

“Confidentiality Agreement” has the meaning given to that term in Section 11.01 of this Agreement.

“Department” means the New Jersey Department of Banking and Insurance.

“DGCL” means the Delaware General Corporation Law.

“Dissenters’ Shares” has the meaning given to that term in Section 2.04(e) of this Agreement.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to such term in Section 2.03 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means JPMorgan Chase Bank N.A. or Deutsche Bank Trust Company Americas (at the option of Target) or such other bank or trust company or other agent mutually agreed by Investors Bancorp and Target and, in all such cases, engaged pursuant to an agreement acceptable to Investors Bancorp and Target, which shall act as agent for Investors Bancorp in connection with the exchange procedures for converting Certificates into the Cash Merger Consideration.

“Exchange Fund” has the meaning given to such term in Section 2.05 of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of New York.

“FRB” means the Board of Governors of the Federal Reserve System, and, where appropriate, the Federal Reserve Bank of New York.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IAC” has the meaning set forth in the Preamble.

“Investors Bank” has the meaning set forth in the Recitals.

“Investors Bancorp” has the meaning set forth in the Preamble.

“Investors Bancorp Subsidiary” means a Subsidiary of Investors Bancorp.

“Investors Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by Investors Bancorp to Target pursuant to Article 3 of this Agreement.

“Investors MHC” means Investors Bancorp, MHC, a New Jersey chartered mutual holding company having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” as used with respect to Target (including references to such Party being aware of a particular matter) means those facts that are actually known, after reasonable inquiry through the date hereof, by those Persons listed on Target Disclosure Schedule 1.01(a), and as used with respect to Investors Bancorp (including references to such Party being aware of a particular matter) means those facts that are actually known, after reasonable inquiry through the date hereof, by those Persons listed on Investors Bancorp Disclosure Schedule 1.01(a).

“Majority Shareholder” means Piraeus Bank S.A.

“Material Adverse Effect” means, with respect to Investors Bancorp or Target, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Investors Bancorp and the Investors Subsidiaries taken as a whole, or Target and the Target Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of Investors Bancorp, on the one hand, or Target, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that none of the following (or the impact thereof) shall be taken into account (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a Party hereto (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, (e) with respect to Target, any disclosure or event pertaining to the Majority Shareholder which has no material and adverse effect on the consummation of the transactions contemplated by this Agreement, and (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries. In addition, and without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall include, solely with respect to Target, the following circumstances: if the aggregate amount of Target Delinquent Loans equals or exceeds $25 million as of the Closing Date or if the Closing Date is not on a month-end, the month-end immediately prior to the Closing Date.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Mergers” means collectively the Merger, the Second Merger and the Bank Merger.

“Merger” means the merger of IAC with and into Target, with Target as the surviving entity.

“OCC” means the Office of the Comptroller of the Currency.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” has the meaning given to such term in Section 3.14(b) of this Agreement.

“Person” means any individual, corporation (profit or not-for-profit), general or limited partnership, joint venture, limited liability company, estate association, trust association, or jurisdiction, Government Entity “group” (as that term is defined under the Exchange Act) or any other entity of any kind of nature.

“Pre-Closing” has the meaning given to such term in Section 9.02 of this Agreement.

“Regulatory Approvals” means the approval of any Regulatory Authority set forth on Target Disclosure Schedule 3.04 or Investors Bancorp Disclosure Schedule 4.04.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties or the transactions contemplated by this Agreement, including without limitation the OCC, the FDIC, the FRB and the Commissioner.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Second Merger” means the merger of Target with and into Investors Bancorp, with Investors Bancorp as the surviving entity, which shall immediately follow the Merger.

“Second Merger Effective Time” means the date and time upon which a certificate of merger with respect to the Second Merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder, as applied by the SEC or Regulatory Authority.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Target” has the meaning set forth in the Preamble.

“Target Bank” means the Marathon National Bank of New York.

“Target Bank Common Stock” means the common stock of Target Bank described in Section 3.02(b).

“Target Common Stock” means the common stock of Target described in Section 3.02(a).

“Target Compensation and Benefit Plan” has the meaning given to that term in Section 3.12 of this Agreement.

“Target Corporation” means Target Bank and Target.

“Target Delinquent Loans” means, without duplication (i) all loans with principal and/or interest that are 60-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) loans that are “troubled debt restructurings” as defined in the Financial Accounting Standards Board Accounting Standards Codification, including any Accounting Standards Update; (v) “OREO”, and (vi) net charge-offs from March 31, 2012 through the applicable date. As of May 31, 2012, the amount of Target Delinquent Loans was $9,096,547.73 as calculated pursuant to Target Disclosure Schedule 1.01(b). Any calculation of Target Delinquent Loans shall be performed consistent with the methodology used in the calculation of such Schedule. For the avoidance of doubt, any loans that are sold, transferred or otherwise disposed of in accordance with Section 5.01(b)(viii) or (xiii) are not Target Delinquent Loans, except to the extent of net charge-offs pursuant to (vi) above.

“Target Disclosure Schedules” means the Disclosure Schedules delivered by Target to Investors Bancorp pursuant to Article 3 of this Agreement.

“Target Financial Statements” means the audited consolidated financial statements of Target as of December 31, 2011 and 2010 and for the two years ended December 31, 2011, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Target as of quarter March 31, 2012.

“Target Regulatory Reports” means the Call Reports of Target Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date.

“Target Stockholders” has the meaning given to that term in Section 2.04(c) of this Agreement.

“Target Stockholder Approval” has the meaning given to that term in Section 3.03(a) of this Agreement.

“Target Subsidiary” means a Subsidiary of Target.

“Termination Date” means March 31, 2013.

“Treasury Stock” has the meaning given to that term in Section 2.04(b) of this Agreement.

ARTICLE 2

THE MERGER AND RELATED MATTERS

Section 2.01 Effects of Merger; Surviving Entities.

The Mergers will be effected as follows:

(a) The Merger. IAC shall merge with and into Target, with Target as the surviving corporation in the Merger. The separate existence of IAC shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of IAC shall be transferred to and assumed by Target as the surviving entity in the Merger, without further act or deed, all in accordance with the DGCL. The Certificate of Incorporation and Bylaws of IAC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors of IAC immediately prior to the Effective Time shall be the initial directors of the surviving entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving entity. The officers of IAC immediately prior to the Effective Time shall be the initial officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(b) The Second Merger. Immediately following the Merger, Target will merge with and into Investors Bancorp, with Investors Bancorp as the surviving entity. The separate existence of Target shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Target shall be transferred to and assumed by Investors Bancorp as the surviving entity in the Second Merger, without further act or deed, all in accordance with the DGCL. The Certificate of Incorporation and Bylaws of Investors Bancorp as in effect immediately prior to the Second Merger Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors of Investors Bancorp immediately prior to the Second Merger Effective Time shall be the initial directors of the surviving entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving entity. The officers of Investors Bancorp immediately prior to the Effective Time shall be the initial officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(c) The Bank Merger. Immediately following the Second Merger, Target Bank shall merge with and into Investors Bank with Investors Bank as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit A hereto. As a result of the Bank Merger, each holder of a deposit account in Target Bank as of the Bank Merger Effective Date shall have the same rights and privileges in Investors Bank as if the deposit account had been established at Investors Bank, and all deposit accounts established at Target Bank prior to the Bank Merger Effective Date shall confer on a depositor the same rights and privileges in Investors Bank as if such deposit account had been established at Investors Bank on the date established at Target Bank, including without limitation for purposes of any subscription rights in any future conversion of Investors MHC to stock form. The officers of Investors Bank immediately prior to the Bank Merger Effective Date shall be the initial officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

Section 2.02 Effect on Outstanding Shares of IAC Common Stock.

At and after the Effective Time, and as a result of the Merger, each share of IAC common stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of Target Common Stock.

Section 2.03 Closing; Effective Time.

The closing (“Closing”) shall occur as soon as practical following, but in no event later than the close of business on the fifth business day following, the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger (“Certificate of Merger”) with the Delaware Office of the Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the Certificate of Merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the Certificate of Merger, in accordance with the DGCL. The Parties agree to report all transactions occurring on the Closing Date after the Effective Time as occurring on the date immediately after the Closing Date to the extent permitted by Treasury Regulation § 1.1502-76(b)(1)(ii)(B).

Section 2.04 Conversion of Target Common Stock; Cash Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Investors Bancorp, IAC, Target or the holders of any of the shares of Target Common Stock, the Merger shall be effected in accordance with the following terms:

(a) [Reserved].

(b) All shares of Target Common Stock held in the treasury of Target (“Treasury Stock”) and each share of Target Common Stock owned by Investors Bancorp or its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

(c) Subject to the foregoing provisions of this Section 2.04, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares) held by the stockholders of Target (“Target Stockholders”) shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive a cash payment equal to one thousand eighty-seven dollars and six and sixteen ten thousandths cents ($1,087.0616) (the “Cash Merger Consideration”).

(d) Holders of Target Common Stock shall have dissenters’ rights of appraisal in accordance with Delaware law and this Section 2.04(d). In such event, shares of Target Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger nor consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Delaware law (collectively, the “Dissenters’ Shares”), shall not be converted into or represent the right to receive the Cash Merger Consideration. Such stockholders instead shall be entitled to such rights as are granted by the Delaware law, except that all Dissenters’ Shares held by Target stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their appraisal rights shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Cash Merger Consideration upon surrender, in the manner provided in this Article 2, of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. Target shall give Investors Bancorp (i) prompt notice of any written demands for appraisal rights, attempted withdrawals of demands for payment and any other instruments served pursuant to the OCC Regulations and received by Target relating to Dissenters’ Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to appraisal demands, consistent with the obligations of Target thereunder. Target shall not, except with prior written consent of Investors Bancorp, (x) make any payment with respect to such demands, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for appraisal rights or timely take any other action to perfect appraisal rights in accordance with Delaware law.

(e) After the Effective Time, shares of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Dissenters’ Shares, shares held by Target Stockholders shall thereafter by operation of this section represent the right to receive the Cash Merger Consideration.

Section 2.05 Procedures for Exchange of Target Common Stock.

(a) At least one business day prior to the Effective Time, Investors Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Target Stockholders, for exchange in accordance with this Article 2, an aggregate amount of cash equal to the aggregate amount of the Cash Merger Consideration payable pursuant to Section 2.04 of this Article 2 (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Investors Bancorp shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Cash Merger Consideration into which the Target Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall contain no representations or warranties other than to ownership) shall be prepared by Investors Bancorp prior to the Effective Time and shall be subject to the approval of Target (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be affected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing the aggregate amount of Cash Merger Consideration which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.05, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Merger Consideration. Notwithstanding anything to the contrary contained herein a letter of transmittal shall be provided by Investors Bancorp to the Majority Shareholder at least three business days prior to the Effective Time and provided that such letter of transmittal is delivered to the Exchange Agent at or prior to the Effective Time, Investors Bancorp shall cause the Exchange Agent to pay the Majority Shareholder at the Effective Time the Cash Merger Consideration to be paid to the Majority Shareholder pursuant to a wire transfer of immediate available funds which will be received the same day, to an account designated in writing by the Majority Shareholder to Investors Bancorp. In the engagement terms of the Exchange Agent or otherwise, no later than one business day before the Effective Time, the Parties shall ensure that the Exchange Agent is irrevocably instructed to make such wire transfer immediately upon receiving a notice in agreed form (the form of which the Parties shall in good faith agree as soon as possible after the date of this Agreement) from each of Luse Gorman Pomerenk & Schick, P.C. and Linklaters LLP stating that evidence has been received that the First Merger has been declared effective by the Secretary of State of Delaware, and the Parties shall instruct their respective counsel to issue such notice as soon as possible after receipt of such evidence.

(c) The holder of a Certificate that prior to the Merger represented issued and outstanding Target Common Stock shall have no rights, after the Effective Time, with respect to such Target Common Stock except to surrender the Certificate(s) in exchange for the Cash Merger Consideration as provided in this Agreement. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive, without any interest thereon, the Cash Merger Consideration that has become payable with respect to shares of Target Common Stock represented by such Certificate.

(d) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Cash Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of Target of the Target Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Target Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Cash Merger Consideration and canceled as provided in this Article 2.

(f) At any time following the twelve (12) month period after the Effective Time, Investors Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Investors Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Cash Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Investors Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Cash Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Investors Bancorp, the posting by such person of a bond in such amount as Investors Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof.

(h) Investors Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Target Common Stock such amounts as Investors Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law, subject to the application of any relevant income tax treaty between the United States and the jurisdiction of the holder of Target shares. To the extent that such amounts are properly withheld by Investors Bancorp or the Exchange Agent, taking into account any reduction or elimination of such withholding under a relevant income tax treaty or otherwise, and represent tax liabilities of the holder of Target shares, taking into account any reduction or elimination of such withholding under a relevant income tax treaty or otherwise, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Target Common Stock in respect of whom such deduction and withholding were made by Investors Bancorp or the Exchange Agent. To the extent Target shareholders intend to claim a reduction in the rate of, or complete exemption from, U.S. withholding tax pursuant to any relevant income treaty between the United States and the jurisdiction of the holder of Target shares, the Target shareholders agree to provide any necessary documentation or certification to the extent required to obtain such exemption.

Section 2.06 Advisory Board.

Effective immediately after the Effective Time, each member of the board of directors of Target as of the Effective Time shall be invited to join the newly established Advisory Board of Investors Bank (the “Advisory Board”). The Advisory Board shall meet as requested by the Board of Directors of Investors

Bank and the initial term shall be for one year. Each member of the Advisory Board shall receive compensation as set by the Board of Directors of Investors Bank from time to time. Investors Bank shall consider, at its reasonable discretion, the composition, compensation and need for the Advisory Board after the completion of the one year term.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Investors Bancorp that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the Target Disclosure Schedules delivered to Investors Bancorp on the date hereof, and except as to any representation or warranty which relates to a specific date. Target has made a good faith effort to ensure that the disclosure on each schedule of the Target Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Target Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Organization

(a) Target is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Target has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Target. Other than shares of capital stock of Target Bank and the Target Subsidiaries as identified on Target Disclosure Schedule 3.01, Target does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Target Bank is a national bank organized, validly existing and in good standing under the laws of the United States. Except for its Subsidiaries that are identified as Target Subsidiaries, Target Bank does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in its investment portfolio, and equity interests held by Target Bank in a fiduciary capacity, and equity interests held in connection with its lending activities, including stock in the FHLB. Except as set forth on Target Disclosure Schedule 3.01, Target Bank owns all of the outstanding shares of capital stock of each Subsidiary identified as a Target Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. The deposits of Target Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Target Bank.

(c) Target Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d) The respective minute books of Target and Target Bank accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the date of this Agreement, Target has made available to Investors Bancorp true and correct copies of the charters and bylaws of Target Bank and Target.

Section 3.02 Capitalization

(a) The authorized capital stock of Target consists of Two Hundred Thousand (200,000) shares of common stock, $1.00 par value (“Target Common Stock”). There are One Hundred Twenty Four Thousand One Hundred Eighty Eight (124,188) shares of Target Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither Target nor any Target Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Target Common Stock, or any other security of Target or any Target Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Target Common Stock or any other security of Target. There are no shares of Target Common Stock reserved for issuance under any plan or subject to any option (whether vested or unvested).

(b) Except as set forth in Target Disclosure Schedule 3.02(b), the authorized capital stock of Target Bank consists of Two Hundred Fifty Thousand (250,000) shares of common stock, $50.00 par value (“Target Bank Common Stock”). There are One Hundred Sixty Thousand One Hundred Eighty Six (160,186) shares of Target Bank Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Target free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.03 Authority; No Violation

(a) Target has full power and authority to execute and deliver this Agreement, and, subject to the adoption and approval of this Agreement by the holders of sixty-six percent (66%) of the issued and outstanding Target Common Stock at a meeting of stockholders called for that purpose or by written consent of stockholders in lieu of a meeting (“Target Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Target and the completion by the Target of the transactions contemplated hereby has been duly and validly approved by the requisite vote of Board of Directors of the Target and by Target as the sole stockholder of Target Bank, and, except for the Target Stockholder Approval, no other proceedings on the part of the Target are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Target and, subject to the Target Stockholder Approval and the receipt of the required Regulatory Approvals, constitutes the valid and binding obligations of the Target, enforceable against the Target in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Except as set forth in Target Disclosure Schedule 3.03(b), subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein,

(A) the execution and delivery of this Agreement by the Target,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by the Target with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters, bylaws, or any other governing documents, of any of the Target or any Target Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Target or any of the properties or assets of the Target Corporation; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of the Target or any Target Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Target or any Target Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) or (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Target.

(c) The Target Stockholder Approval is the only vote of holders of any class of Target’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

(d) The board of directors of Target, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Target and its shareholders and declared the Merger to be advisable, and (y) recommended that the shareholders of Target approve this Agreement and directed that such matter be submitted for consideration by the Target stockholders at the Target Stockholders Meeting to the extent required.

Section 3.04 Consents

Except for (a) filings with the Regulatory Authorities, as set forth on Target Disclosure Schedule 3.04, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Articles of Combination with the Department, and such other filings as may be required for the Bank Merger and (c) the receipt of the Target Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Target, and (y) the completion of the Merger by the Target, the Bank Merger by the Target Bank or any other transactions contemplated hereby, other than any consent, waiver, approval, or filing the failure of which to obtain, individually or in the aggregate, would have not a Material Adverse Effect on Target. As of the date hereof, to the Knowledge of Target, no fact or circumstance exists, including any possible other transaction pending or under consideration by Target or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Commissioner or (ii) any other required Regulatory Approvals or (b) would cause a Regulatory Authority or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Act or any other applicable law to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 3.05 Financial Statements and Securities Documents

(a) The Target Financial Statements included or incorporated by reference into any such filing (including the related notes and schedules thereto) have been prepared in accordance with GAAP, and fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of Target and the Target Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto

(b) The books and records of Target and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Target and each of its subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith.

(d) The records, systems, controls, data and information of Target and Target Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Target and Target Subsidiaries have devised and maintained as system of internal accounting controls sufficient to provide reasonable assurances (i) the assets of the Target and Target Subsidiaries are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Target Financial Statements by Target’s certified public accountants.

(e) Target has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in the Target Securities Documents and the Target Disclosure Schedules (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since December 31, 2011, (A) neither Target nor any of its subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(g) Since December 31, 2011, Target and its subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP.

(h) The allowance for loan losses reflected in Target’s audited statement of condition at December 31, 2011 was, and the allowance for loan losses shown on the balance sheets in Target’s Securities Documents for periods ending after December 31, 2011 will be adequate, as of the dates thereof, under GAAP in all material respects.

Section 3.06 Taxes

Target and the Target Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Target and each Target Subsidiary has filed all material federal, state and local tax returns required to be filed by it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Target, being accurate and correct in all material respects) and has paid of all material federal, state and local income taxes shown thereon which have been incurred by or are due on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in Target Disclosure Schedule 3.06, as of the date of this Agreement, neither Target nor any Target Subsidiary has received written notice of, and to Knowledge of Target there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Target or any Target Subsidiary, and no written claim has been made by any authority in a jurisdiction where Target or any Target Subsidiary does not file tax returns that Target or any Target Subsidiary is subject to taxation in that jurisdiction. Neither Target nor any Target Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Target and each Target Subsidiary has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Target and each Target Subsidiary, to the Knowledge of Target, has complied with all material applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2011, through and including the date of this Agreement, neither Target nor any Target Subsidiary has made any material election for federal or state income tax purposes.

Section 3.07 No Material Adverse Effect.

Target has not suffered any Material Adverse Effect since December 31, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Target.

Section 3.08 Material Contracts; Leases; Defaults.

(a) Except as set forth in Target Disclosure Schedule 3.08(a), neither Target nor any Target Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Target or any Target Subsidiary; (ii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Target or any Target Subsidiary is an obligor to any person, which instrument evidences or relates to such indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Investors Bancorp or any Investors Bancorp Subsidiary; (iii) any other agreement, written or oral, that obligates Target or any Target Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (iv) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Target or any Target Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease is listed in Target Disclosure Schedule 3.08(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Target nor any Target Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and (b) (“Material Contracts”) have been made available to Investors Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither Target nor any Target Subsidiary (nor, to the Knowledge of Target, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on Target Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Since December 31, 2011, through and including the date of this Agreement, neither Target nor any Target Subsidiary has (i) made any material change in the credit policies or procedures of Target or any of the Target Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice, or following the date hereof, any sale, transfer or other disposition of any Target Delinquent Loan pursuant to Section 5.01(b)(viii) or (xiii); (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of Target or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(e) For the avoidance of doubt, this Section 3.08 does not address Target Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.25, respectively.

Section 3.09 Ownership of Property; Insurance Coverage.

(a) Target and each Target Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Target or each Target Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Target Regulatory Reports and in the Target Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations including but not limited to, real estate taxes, assessments and other governmental levies, fees or charge or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an Target Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, (iv) mechanics liens and similar liens for labor, materials, services or supplies provided for such property incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith and (v) those described and reflected in the Target Financial Statements. Target and the Target Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Target and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b) With respect to all material agreements pursuant to which Target or any Target Subsidiary has purchased securities subject to an agreement to resell, if any, Target or such Target Subsidiary, as the case may be, has a lien or security interest (which to Target’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Target and each Target Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Target nor any Target Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Target or any Target Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Target and each Target Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Target Disclosure Schedule 3.09(c) identifies all material policies of insurance maintained by Target and each Target Subsidiary. As of the date hereof, and except as set forth in Target Disclosure Schedule 3.09(c), the insurance premium costs with respect to any of the insurance policies listed on Target Disclosure Schedule 3.09(c) have not increased annually by more than 5% during any of the preceding three years.

Section 3.10 Legal Proceedings.

Neither Target nor any Target Subsidiary is a party to any, and there are no pending or, to the Knowledge of Target, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Target or any Target Subsidiary, (ii) to which Target or any Target Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of the Target to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on or Target.

Section 3.11 Compliance with Applicable Law.

(a) To Target’s Knowledge, each of Target and each Target Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community

Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Target nor any Target Subsidiary has received any written notice to the contrary. The Board of Directors of Target Bank has adopted and Target Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) Each of Target and each Target Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Target, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Other than those listed on Target Disclosure Schedule 3.11(c), for the period beginning January 1, 2009, neither Target nor any Target Subsidiary has received any written notification or, to Target’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Target or any Target Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Target or any Target Subsidiary; (iii) requiring, or threatening to require, Target or any Target Subsidiary, or indicating that Target or any Target Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Target or any Target Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Target or any Target Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Target Regulatory Agreement”). Except as set forth on Target Disclosure Schedule 3.11(c), neither Target nor any Target Subsidiary has consented to or entered into any Target Regulatory Agreement that is currently in effect or that was in effect since December 31, 2008. The most recent regulatory rating given to Target Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(d) For the avoidance of doubt, this Section 3.11 does not address Target Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.25, respectively. Tax matters, which are addressed solely by Section 3.06, and Environmental matters, which are addressed solely by Section 3.14.

Section 3.12 Employee Benefit Plans.

(a) Target Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Target or any Target Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Target Compensation and Benefit Plans”). Neither Target nor any Target Subsidiary has any commitment to create any additional Target Compensation and Benefit Plan or to materially modify, change or renew any existing Target Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Target has made available to Investors Bancorp true and correct copies of the Target Compensation and Benefit Plans.

(b) Each Target Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Target Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Target is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Target, threatened action, suit or claim relating to any of the Target Compensation and Benefit Plans (other than routine claims for benefits). Neither Target nor any Target Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Target Compensation and Benefit Plan that would reasonably be expected to subject Target or any Target Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) No liability under Title IV of ERISA has been incurred by Target or any Target Subsidiary with respect to any Target Compensation and Benefit Plan which is subject to Title IV of ERISA (“Target Pension Plan”) currently or formerly maintained by Target or any entity which is considered one employer with Target under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Target ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Target or any Target ERISA Affiliate of incurring a liability under such Title. No Target Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Target Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Target Pension Plan as of the end of the most recent plan year with respect to the respective Target Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Target Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated hereby). Neither Target nor any Target ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Target, nor to the Knowledge of Target any Target ERISA Affiliate, nor any Target Compensation and Benefit Plan, including any Target Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Target, any Target ERISA Affiliate, and any Target Compensation and Benefit Plan, including any Target Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

(d) All material contributions required to be made under the terms of any Target Compensation and Benefit Plan have been timely made, and all anticipated material contributions and funding obligations are accrued on Target’s consolidated financial statements to the extent required by GAAP. Target and each Target Subsidiary has expensed and accrued as a liability the present value of material future benefits under each applicable Target Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e) Neither Target nor any Target Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Target Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Target or any Target Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f) Target and its Subsidiaries do not maintain any Target Compensation and Benefit Plans covering employees who are not United States residents.

(g) With respect to each Target Compensation and Benefit Plan, if applicable, Target has provided or made available to Investors Bancorp copies of the: (A) trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of the Target Pension Plan.

(h) Except as provided in Target Disclosure Schedule 3.12(h) the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Target Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any Target Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of Target or any Target Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(i) Neither Target nor any Target Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j) All deferred compensation plans, programs or arrangements have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder.

(k) There are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the Target Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(l) Target Disclosure Schedule 3.12(l) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $50,000 or greater, of Target Bank or Target, their title and rate of salary, and their date of hire.

(m) Since December 31, 2011, through and including the date of this Agreement, except as disclosed in the Target Disclosure Schedule 3.12(m), neither Target nor any Target Subsidiary has, except for (A) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously made available to Investors Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Target Disclosure Schedule 3.12(a), as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

(n) Since December 31, 2011, through and including the date of this Agreement, neither Target nor any Target Subsidiary has granted any options to purchase shares of Target Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees.

(o) Target Disclosure Schedule 3.12(o) sets forth the current base salary, 2010 and 2011 bonus amounts and monthly after-tax healthcare and dental premiums for each of the thirteen individuals listed on Target’s Disclosure Schedule 3.12(o) who are parties to the employment agreements and change in control agreements set forth in Target Disclosure Schedule 3.12(a). As a condition to the payment of the severance amounts set forth in the employment and change in control agreements set forth in Target Disclosure Schedule 3.12(a), such agreements require that each employee shall enter into and not revoke a release and waiver in substantially the form attached as Annex A to such agreements.

Section 3.13 Brokers, Finders and Financial Advisors.

Neither Target nor any Target Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. (“KBW”) by Majority Shareholder and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with KBW, setting forth the fee payable to KBW for its services rendered to the Target in connection with the Mergers and transactions contemplated by this Agreement, is attached to Target Disclosure Schedule 3.13.

Section 3.14 Environmental Matters.

(a) Except as may be set forth in Target Disclosure Schedule 3.14 and any Phase I Environmental Report identified therein, with respect to Target and each Target Subsidiary:

(i) Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Target or any Target Subsidiary. To the Knowledge of Target, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Target or any Target Subsidiary by reason of any Environmental Laws. Neither Target nor any Target Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Target or any Target Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Target or any Target Subsidiary; and

(ii) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of Target threatened, before any court, governmental agency or other forum against Target or any Target Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by Target or any Target Subsidiary.

(b) “Participation Facility” means any facility in which Target or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

Section 3.15 Loan Portfolio.

(a) The allowance for loan losses reflected in Target’s audited consolidated balance sheet at December 31, 2011 was, and the allowance for loan losses shown on the unaudited balance sheet for quarterly periods ending after December 31, 2011 was or will be, adequate in all material respects, as of the date thereof, under GAAP.

(b) Except for any individual loans with principal outstanding balance of less than $25,000 Target Disclosure Schedule 3.15(b) sets forth a listing, as of March 31, 2012, by account, of: (A) all loans (including loan participations) of Target Bank or any other Target Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Target Bank or any other Target Subsidiary which have been terminated by Target Bank or any other Target Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Target Bank or any other Target Subsidiary during three years preceding the date of this Agreement, or has asserted against Target Bank or any other Target Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Target, each borrower, customer or other party which has given Target Bank or any other Target Subsidiary any oral notification of, or orally asserted to or against Target Bank or any other Target Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,”

“criticized,” “watch list” or “special mention” (or words of similar import) by Target and any Target Subsidiary, or any applicable Regulatory Authority, (4) to the Knowledge of Target, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith or (7) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (E) all assets classified by Target Bank or any Target Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c) Except for any individual loans with a principal outstanding balance of less than $25,000, all loans receivable (including discounts) and accrued interest entered on the books of Target and the Target Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Target’s or the appropriate Target Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $25,000, Target has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Target and the Target Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except for any individual loans with a principal outstanding balance of less than $25,000 all such loans are owned by Target or the appropriate Target Subsidiary free and clear of any liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

Section 3.16 [Reserved].

Section 3.17 Related Party Transactions.

Neither Target nor any Target Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Target or any Target Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Target or any Target Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of Target, neither Target nor any Target Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Target is inappropriate.

Section 3.18 Deposits.

As of the date of this Agreement, none of the deposits of Target Bank is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

Section 3.19 Required Votes.

The affirmative vote of sixty-six (66%) percent of the issued and outstanding shares of Target Common Stock is required to approve this Agreement and the Merger under Target’s certificate of incorporation.

Section 3.20 Registration Obligations.

Neither Target nor any Target Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.21 Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Target’s own account, or for the account of one or more of Target’s Subsidiaries or their customers (all of which are set forth in Target Disclosure Schedule 3.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Target, with counterparties believed to be financially responsible at the time; and to Target’s Knowledge each of them constitutes the valid and legally binding obligation of Target or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Target nor any Target Subsidiary, nor to the Knowledge of Target any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.22 [Reserved]

Section 3.23 Trust Accounts.

Target Bank and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Target Bank nor any other Target Subsidiary, and to the Knowledge of Target, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 3.24 Intellectual Property.

Target and each Target Subsidiary owns or, to Target’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Target’s or each of Target’s Subsidiaries’ business, and neither Target nor any Target Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Target and each Target Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Target, the conduct of the business of Target and each Target Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.25 Labor Matters.

There are no labor or collective bargaining agreements to which Target or any Target Subsidiary is a party. To the Knowledge of Target, there is no union organizing effort pending or to the Knowledge of Target, threatened against Target or any Target Subsidiary. Since December 31, 2011 and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Target, threatened against Target or any Target Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Target, threatened against Target or any Target Subsidiary (other than routine employee grievances that are not related to union employees). Target and each Target Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.26 No Other Representations or Warranties

Except as and to the limited extent expressly set forth in this Article 3, none of the Target, any Target Subsidiary, their respective representatives or any other Person (including the Majority Shareholder and its Subsidiaries and their respective representatives) is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to Target or any of its Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Mergers or the transactions contemplated hereby, or in respect of any other matter whatsoever.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF INVESTORS BANCORP

Investors Bancorp represent and warrant to Target that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, except as set forth in the Investors Bancorp Disclosure Schedules delivered by Investors Bancorp to Target on the date hereof. Investors Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Investors Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Investors Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.01 Organization.

(a) Investors Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Investors Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Investors Bancorp.

(b) Investors Bank is a savings bank duly organized and validly existing under the laws of the State of New Jersey. The deposits of Investors Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Investors Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) IAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal executive offices in Short Hills, New Jersey. IAC is a wholly owned subsidiary of Investors Bancorp.

(d) Investors Bancorp Disclosure Schedule 4.01 sets forth each Investors Bancorp Subsidiary. Each Investors Bancorp Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(e) The respective minute books of Investors Bancorp and each Investors Bancorp Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

(f) Prior to the date of this Agreement, Investors Bancorp has made available to Target true and correct copies of the certificate of incorporation and bylaws of Investors Bancorp, IAC and Investors Bank and the Investors Bancorp Subsidiaries.

Section 4.02 Capitalization.

(a) The authorized capital stock of Investors Bancorp consists of two hundred million (200,000,000) shares of common stock, $0.01 par value (“Investors Bancorp Common Stock”), and fifty million (50,000,000) shares of Preferred Stock, $0.01 par value (the “Investors Bancorp Preferred Stock”). There are eleven million nine hundred five thousand eight hundred sixty-one (11,905,861) shares of Investors Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Investors Bancorp Preferred Stock issued and outstanding. There are 6,114,419 shares of Investors Bancorp Common Stock held by Investors Bancorp as treasury stock. Except for Investors Bancorp Options, neither Investors Bancorp nor any Investors Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Investors Bancorp Common Stock, or any other security of Investors Bancorp or any Investors Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Investors Bancorp Common Stock or any other security of Investors Bancorp.

(b) The authorized capital stock of Investors Bank consists of five million (5,000,000) shares of common stock, $2.00 par value, and no shares of preferred stock. There are two hundred and fifty thousand (250,000) shares of Investors Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Investors Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

(c) Except as set forth in the Investors Bancorp proxy statement dated April 10, 2012, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Investors Bancorp Common Stock.

(d) The authorized capital stock of IAC consists of one thousand (1,000) shares of common stock, $0.01 par value, and no shares of preferred stock. There are one hundred (100) shares of IAC common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Investors Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 4.03 Authority; No Violation.

(a) Each of Investors Bancorp and IAC has full power and authority to execute and deliver this Agreement, and subject to Target Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Investors Bancorp and IAC and the completion by the Investors Bancorp and IAC of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Boards of Directors of Investors Bancorp and IAC and by Investors Bancorp as the sole stockholder of Investors Bank and IAC, and, no other proceedings on the part of Investors Bancorp or IAC is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Investors Bancorp and IAC and, subject to the Target Stockholder Approval and the receipt Regulatory Approvals, constitutes the valid and binding obligations of Investors Bancorp and IAC, enforceable against Investors Bancorp and IAC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. No vote or consent of the holders of any class or series of capital stock of Investors Bancorp is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Investors Bancorp as the sole stockholder of each of Investors Bank and IAC (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Investors Bank necessary to approve the Bank Merger, any agreements entered into to effect the Bank Merger or the other transactions contemplated hereby or thereby.

(b) Subject to the receipt of approvals from the Regulatory Approvals and the compliance with any conditions contained therein,

(A) the execution and delivery of this Agreement by the Investors Bancorp and IAC,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by Investors Bancorp with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters or bylaws, or any other governing documents, of any of Investors Bancorp, IAC or any Investors Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investors Bancorp, IAC or any of the properties or assets of Investors Bancorp, IAC or any Investors Bancorp Subsidiary; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Investors Bancorp or any Investors Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Investors Bancorp or any Investors Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Investors Bancorp.

Section 4.04 Consents.

Except for (a) filings with the Regulatory Authorities set forth on Investors Bancorp Disclosure Schedule 4.04, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the Articles of Combination with the Department, and such other filings as may be required for the Bank Merger, and (c) the receipt of the Target Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Investors Bancorp and IAC, and (y) the completion of the Merger by Investors Bancorp and IAC, the Bank Merger by Investors Bank or any other transactions contemplated hereby, other than any consent, waiver, approval or, filing the failure of which to obtain, individually or in the aggregate would not have a Material Adverse Effect on Investors Bancorp. As of the date hereof, to the Knowledge of Investors Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by Investors Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Commissioner or (ii) any other required Regulatory Approvals or (b) would cause a Regulatory Authority or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Act or any other applicable law to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 4.05 Availability of Funds.

Investors Bancorp has and will have available to it at the Effective Time, sources of capital sufficient to pay the Cash Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.06 IAC

IAC has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.07 No Other Representations or Warranties; Access to Information.

Except as expressly set forth in this Agreement, none of Investors Bancorp, any Investors Bancorp Subsidiaries, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to the Investors Bancorp or any Investors Bancorp Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated hereby, or in respect of any other matter whatsoever.

Section 4.08 Brokers.

No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets and Stifel, Nicolaus & Company, Incorporated, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investors Bancorp or Investors Bank.

ARTICLE 5

COVENANTS OF TARGET

Section 5.01 Conduct of Business.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Investors Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, (x) the Target will, and it will cause each Target Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, and (y) Target shall cause Target Bank to make any submissions to the OCC as may be necessary in order to ensure that the authorized capital stock of Target Bank consists of Two Hundred Fifty Thousand (250,000) shares of common stock, $50.00 par value, and to amend its Articles of Association accordingly.

(b) Negative Covenants. Except as required by law, rule or regulation, or as necessary to comply with the requirements of a Regulatory Authority that are generally applicable to banking institutions, Target agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, and as set forth in Target Disclosure Schedule 5.01(b), or as consented to by Investors Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Target Subsidiary not to:

(i) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(ii) change the number of authorized or issued shares of its capital stock, issue any shares of Target Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest.

(iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 5.01(b)(xx)) except in the ordinary course of business;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required by law, as contemplated by Section 6.08(e), or pursuant to commitments existing on the date hereof under the Target Compensation and Benefits Plans set forth on Target Disclosure Schedule 3.12(a), and (ii) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees, other than any employee who is a party to an employment or change in control agreement listed on Target Disclosure Schedule 3.12(a). Neither Target nor any Target Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that Target or any Target Subsidiary may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi) except as contemplated by Section 6.08(e) of this Agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) merge or consolidate Target or any Target Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Target or any Target Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Target, or any Target Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) sell or otherwise dispose of the capital stock of Target or sell or otherwise dispose of any material asset of Target or of any Target Subsidiary other than in the ordinary course of business consistent with past practice, and except for any sale, transfer or other disposition of a Target Delinquent Loan, on a whole loan basis and without recourse; except for transactions with the FHLB, subject any material asset of Target or of any Target Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any material indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Target or Target Bank;

(x) except for foreclosure and collection matters, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Target or any Target Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(xi) purchase any equity securities, or purchase any securities other than securities issued by a U.S. government and U.S. government agency (i) with final maturities of less than fifteen (15) years, (ii) having a face amount of not more than $1,000,000, (ii) with a weighted average life of not more than five years, (iv) with a duration of not more than five years and (v) and otherwise in the ordinary course of business consistent with past practice;

(xii) except for commitments issued (including commitments in respect of term sheets or letters of intent agreed to or entered into) prior to the date of this Agreement which have not yet expired and which have been disclosed on the Target Disclosure Schedule 5.01(b)(xii), make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice; Target Bank shall consult with Investors Bancorp and provide advance written notice to Investors Bancorp prior to making or acquiring (or committing to make or acquire) any new loan or issue any commitment for any new loan with a principal amount of $5,000,000;

(xiii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than any transactions between Target and any Target Subsidiary or between Target Subsidiaries, and except for purchases of Target Delinquent Loans (on a whole loan and nonrecourse basis) by the Majority Shareholder or any of its Affiliates, subject to applicable law and regulation;

(xiv) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

(xv) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(xvi) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Target Compensation and Benefit Plan except in the ordinary course of business;

(xvii) make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof (which are set forth in Target Disclosure Schedule 5.02(b)(xvii)), and other expenditures necessary to maintain existing assets in good repair;

(xviii) purchase or otherwise acquire any material assets or incur any material liabilities other than in the ordinary course of business consistent with past practices and policies;

(xix) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment by Target or Target Bank of more than $25,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(xx) except with respect to foreclosures or other collection actions, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment

(except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or, for each fiscal quarter, $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxi) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxii) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxiii) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Investors Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Investors Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Investors Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxiv) take any voluntary action that is reasonably likely to result in a material delay of any of the conditions to the Mergers not being satisfied; and

(xxv) agree to do any of the foregoing.

Section 5.02 Current Information.

(a) During the period from the date of this Agreement to the Effective Time, Target will cause one or more of its representatives (as designated by Target’s chief executive officer from time to time) to confer with representatives of Investors Bancorp and report the general status of its ongoing operations at such times as Investors Bancorp may reasonably request. Target will promptly notify Investors Bancorp of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Target or any Target Subsidiary. Any information provided pursuant to this Section 5.02, or Sections 5.03, 5.04 or 5.11, including any discussion between representatives of Investors Bancorp and Target will be deemed Evaluation Material (as defined in the Confidentiality Agreement), will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

(b) Target Bank and Investors Bank shall meet on a regular basis to discuss and plan for the conversion of Target Bank’s data processing and related electronic informational systems to those used by Investors Bank, which planning shall include, but not be limited to, discussion of the possible termination by Target Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Target Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Target Bank shall not be obligated to take any such action prior to the Effective Time and, unless Target Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Target Bank takes, at the request of Investors Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Investors Bank shall indemnify Target Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Target.

(c) Target Bank shall provide Investors Bank, substantially contemporaneously with the delivery to the Board of Directors of Target Bank of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, Target shall provide Investors Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) Target shall promptly inform Investors Bancorp upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Target or any Target Subsidiary under any labor or employment law.

Section 5.03 Access to Properties and Records.

Subject to Section 11.01 hereof, Target shall permit Investors Bancorp reasonable access during normal business hours upon reasonable notice to its properties and those of the Target Subsidiaries, and shall disclose and make available to Investors Bancorp during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Target reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Investors Bancorp may have a reasonable interest; provided, however, that Target shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate applicable law or violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Target shall provide and shall request its auditors to provide Investors Bancorp (subject to Investors Bancorp entering into a hold harmless letter with such auditors in a form acceptable to such auditors) with such historical financial information regarding it (and related audit reports and consents) as Investors Bancorp may reasonably request for securities disclosure purposes. Investors Bancorp shall use commercially reasonable efforts to minimize any interference with Target’s regular business operations during any such access to Target’s property, books and records. Target shall permit Investors Bancorp, at its expense, to cause a “phase I environmental audit” to be performed at each Branch owned by Target Bank at any time prior to the Closing Date. Investors Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Target’s operation of its business, and Investors Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Investors Bancorp shall be required to restore each Owned Real

Property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any restoration and clean up, shall be borne solely by Investors Bancorp. Notwithstanding anything to the contrary contained in this Section 5.03, in no event shall Investors Bancorp have access to any information that, based on advice of Target’s counsel, would (A) reasonably be expected to waive any material legal privilege (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of Target with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Investors Bancorp, Target has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Investors Bancorp shall not conduct any environmental sampling without the prior written consent of Target, which consent may be withheld in Target’s discretion. All requests made pursuant to this Section 5.03 shall be directed to an executive officer of Target or such Person or Persons as may be designated by Target. All information received pursuant to this Section 5.03 shall be governed by the terms of the Confidentiality Agreement.

Section 5.04 Financial and Other Statements.

(a) Promptly upon receipt thereof, Target will furnish to Investors Bancorp copies of each annual, interim or special audit of the books of Target and the Target Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Target by such auditors in connection with each annual, interim or special audit of the books of Target and the Target Subsidiaries made by such auditors.

(b) Target will furnish to Investors Bancorp copies of all documents, statements and reports as it or any Target Subsidiary shall send to its shareholders, the FDIC, the OCC, or any other Regulatory Authority, except as legally prohibited thereby. Within 28 days after the end of each month, Target will deliver to Investors Bancorp a list and description of loans originated by Target Bank since the prior month end.

(c) Target will advise Investors Bancorp promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Target or any of the Target Subsidiaries except as legally prohibited thereby.

(d) With reasonable promptness, Target will furnish to Investors Bancorp such additional financial data that Target possesses and as Investors Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 5.05 Maintenance of Insurance.

Target shall maintain, and cause each Target Subsidiary to maintain insurance in such amounts as are consistent with past practice.

Section 5.06 Disclosure Supplements.

From time to time prior to the Effective Time, Target will promptly supplement or amend the Target Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Target Disclosure Schedule or which is necessary to correct any information in such Target Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Target Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8. Investors Bancorp agrees that Target will be deemed to have complied with Section 5.06 so long as any matters that are required pursuant to the first sentence of this Section 5.06 to be included in a supplement or amendment of the Target Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.02(a) to be satisfied.

Section 5.07 Consents and Approvals of Third Parties.

Target shall use best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08 Best Efforts.

Subject to the terms and conditions herein provided, Target agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09 Failure to Fulfill Conditions.

In the event that Target determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Investors Bancorp.

Section 5.10 Reserves and Merger-Related Costs.

Target agrees to consult with Investors Bancorp with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Investors Bancorp and Target shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Investors Bancorp shall reasonably request and which are not inconsistent with GAAP, provided that (i) no such actions need be effected until Investors Bancorp shall have irrevocably certified to Target that all conditions set forth in Article 8 to the obligation of Investors Bancorp to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waive, and (ii) the effect of any such actions shall not be included in calculating Target Delinquent Loans and shall be disregarded for purposes of any certificates or opinions to be delivered at the Closing Date or otherwise in connection with the Closing. Investors Bancorp acknowledges that Target will pay on or prior to the Closing Date merger related fees and expenses set forth on Schedule 5.10.

Section 5.11 Board of Directors and Committee Meetings.

Senior management of Target and Target Bank shall meet with representatives of Investors Bancorp at such times as reasonably requested by Investors Bancorp during normal business hours to discuss the operations and finances of Target and Target Bank. Target and Target Bank shall provide Investors Bancorp with copies of all materials provided to their respective Boards of Directors and the Executive and Loan Committees thereof (to be provided to Investors Bancorp when such material is provide to the Boards or the Committees), other than confidential information related to this Agreement and the transactions contemplated hereby, any third party proposal to acquire control of Target or Target Bank or any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Investors Bancorp.

Section 5.12. No Solicitation

(a) Target shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Investors Bancorp) any information or data with respect to Target or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Target is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Target or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Target or otherwise, shall be deemed to be a breach of this Agreement by Target. Target and its Subsidiaries shall, and shall cause each of Target Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b) For purposes of this Section 5.12, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Investors Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Target or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Target and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Target or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Target or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

ARTICLE 6

COVENANTS OF INVESTORS BANCORP

Section 6.01 Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Target, which consent will not be unreasonably withheld, Investors Bancorp will, and it will cause each Investors Bancorp Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises.

Section 6.02 Current Information.

During the period from the date of this Agreement to the Effective Time, Investors Bancorp will cause one or more of its representatives to confer with representatives of Target and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as Target may reasonably request. Investors Bancorp will promptly notify Target, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Investors Bancorp and any Investors Bancorp Subsidiary.

Section 6.03 Financial and Other Statements.

Investors Bancorp will make available to Target the Securities Documents filed by it with the SEC under the Securities Laws. Investors Bancorp will furnish to Target copies of all documents, statements and reports as it files with any Regulatory Authority with respect to the Mergers.

Section 6.04 Disclosure Supplements.

From time to time prior to the Effective Time, Investors Bancorp will promptly supplement or amend the Investors Bancorp Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Investors Bancorp Disclosure Schedule or which is necessary to correct any information in such Investors Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Investors Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII. Target agrees that Investors Bancorp will be deemed to have complied with Section 6.04 so long as any matters that are required pursuant to the first sentence of this Section 6.04 to be included in a supplement or amendment of the Investors Bancorp Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.03(a) to be satisfied.

Section 6.05 Consents and Approvals of Third Parties.

Investors Bancorp shall use best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 6.06 Best Efforts.

Subject to the terms and conditions herein provided, Investors Bancorp agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.07 Failure to Fulfill Conditions.

In the event that Investors Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Target.

Section 6.08 Employee Benefits.

(a) Investors Bancorp will review all Target Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Target or any Target Subsidiary are changed or terminated by Investors Bancorp, in whole or in part, Investors Bancorp shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Investors Bancorp or applicable Investors Bancorp Subsidiary (as of the date any such compensation or benefit is provided). Employees of Target or any Target Subsidiary who become participants in an Investors Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Target or Target Bank or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the Investors Bancorp ESOP, and provided further, that credit for benefit accrual purposes will be given only for purposes of Investors Bancorp vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Investors Bancorp. This Agreement shall not be construed to limit the ability of Investors Bancorp or Investors Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b) Investors Bancorp shall honor the terms of all employment, consulting and change in control agreements set forth on Target Disclosure Schedule 3.12(a), to the extent permitted under 12 U.S.C. Section 1828(k) and 12 CFR Part 359 et. seq. Notwithstanding anything contained in the agreements set forth on Target Disclosure Schedule 3.12(a) or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

(c) Investors Bancorp shall use its good faith efforts to provide employment to the employees of Target and all Target Subsidiaries, consistent with Investors Bancorp’s plans for the operations of the business of Target following the Effective Time.

(d) In the event of any termination or consolidation of any Target health plan with any Investors Bancorp health plan, Investors Bancorp shall make available to employees of Target or any Target Subsidiary who continue employment with Investors Bancorp or an Investors Bancorp Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to Investors Bancorp employees. Unless a Continuing Employee affirmatively terminates coverage under an Target health plan prior to the time that such Continuing Employee becomes eligible to participate in the Investors Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Target health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Investors Bancorp and their dependents. In the event of a termination or consolidation of any Target health plan, terminated Target employees and qualified beneficiaries will have the right to continued coverage under group health plans of Investors Bancorp in accordance with COBRA, consistent with the provisions below. All Target Employees who cease participating in an Target health plan and become participants in a comparable Investors Bancorp health plan (each a “Former Target Health Plan Participant”) shall receive credit for any co-payment and deductibles paid under Target’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Investors Bancorp health plan, upon substantiation, in a form reasonably satisfactory to Investors Bancorp that such co-payment and/or deductible has been satisfied. With respect to any Former Target Health Plan Participant, any coverage limitation under the Investors Bancorp health plan due to any pre-existing condition shall be waived by the Investors Bancorp health plan to the degree that such condition was covered by the Target health plan and such condition would otherwise have been covered by the Investors Bancorp health plan in the absence of such coverage limitation.

(e) Investors Bancorp agrees that a retention pool not to exceed $190,000 in the aggregate can be established by Target and can be distributed to such employees (and/or an agreement to distribute to such employees can be entered into) and in such amounts as Target shall determine, in consultation with Investors, which payments shall be conditioned on the recipient remaining in the employ of Target through the Effective Time and in the employ of Investors Bancorp through June 30, 2013; provided however that the Majority Shareholder has the right to increase the retention pool, individual allocations and make further allocations in its sole discretion and at its own costs.

Section 6.09 Directors and Officers Indemnification and Insurance.

(a) For a period of six years after the Effective Time, Investors Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Target or an Target Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investors Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Target or an Target Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Target under Delaware law Regulations and under Target’s Certificate of Incorporation and Bylaws. Investors Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Target under Delaware law and under Target’s Certificate of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.09 upon learning of any Claim, shall notify Investors Bancorp (but the failure so to notify Investors Bancorp shall not relieve it from any liability which it may have under this Section 6.09, except to the extent such failure materially prejudices Investors Bancorp) and shall deliver to Investors Bancorp the undertaking referred to in the previous section.

(b) In the event that either Investors Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Investors Bancorp shall assume the obligations set forth in this Section 6.09.

(c) Investors Bancorp shall maintain, or shall cause Investors Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Target (provided, that Investors Bancorp may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Investors Bancorp be required to expend pursuant to this Section 6.09(c) more than $115,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Investors Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Target agrees in order for Investors Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims. For the avoidance of doubt, nothing contained in the Section 6.09(c) limits Investors Bancorp’s obligations under 6.09(a) or 6.09(b) or Investors Bancorp’s or Target’s obligations under Delaware law.

(d) The obligations of Investors Bancorp provided under this Section 6.09 are intended to be enforceable against Investors Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Investors Bancorp.

(e) From and following the Effective Time, to the extent a person is entitled to indemnification from Investors Bancorp pursuant to Section 6.09(a) with respect to a claim, cause of action or other liability, Investors Bancorp on behalf of itself (including as successor to Target) and all Investors Subsidiaries (the “Investors Releasing Parties”) releases such person with respect to such claim, cause of action or other liability.

ARTICLE 7

REGULATORY AND OTHER MATTERS

Section 7.01 Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Regulatory Authorities and any other governmental bodies necessary to consummate the transactions contemplated by this Agreement and Investors Bancorp will make and cause Investors Bank to make, all necessary filings in respect of the required Regulatory Approvals as promptly as practicable but in any event within 15 business days after the date hereof. The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. Target shall have the right to review, and to the extent practicable to consult with Investors Bancorp and Investors Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. Investors Bancorp shall give Target and its counsel the opportunity to review, and to the extent practicable to consult with Investors Bancorp and Investors Bank on, each filing prior to its being filed with a Regulatory Authority and shall give Target and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

ARTICLE 8

CLOSING CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each of the Parties under this Agreement shall be subject to the fulfillment at or, to the extent permitted by law, waiver by all Parties prior to the Closing Date of the following conditions:

(a) Target Stockholder Approval. The Target Stockholder Approval shall have been obtained.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to Investors Bancorp or Target, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired. No such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions, that would, materially and adversely affect the business, operations, financial condition, property or assets of the combined consolidated enterprise of the Parties taken as a whole.

Section 8.02 Conditions to the Obligations of Investors Bancorp and IAC under this Agreement.

The obligations of Investors Bancorp and IAC under this Agreement shall be further subject to the satisfaction or waiver by Investors Bancorp and IAC of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of the Target set forth in Section 3.02 and Section 3.03 in this Agreement shall be true and correct in all material respects as at the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Each other representation contained in Article 3 shall be true and correct as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date) except for any failures to be so true and correct that, individually or taken together with all other facts, events or circumstances that cause any other representation or warranty contained in Article 3 to be untrue or incorrect (read for this purpose without regard to any individual reference to materiality or Material Adverse Effect), would not reasonably be likely to have a Material Adverse Effect on Target. Target shall have delivered to Investors Bancorp a certificate to the foregoing effects signed by the Chief Executive Officer and the Chief Financial Officer of Target as of the Closing Date.

(b) Agreements and Covenants. The Target shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and Investors Bancorp shall have received a certificate signed on behalf of Target by the Chief Executive Officer and Chief Financial Officer of Target to such effect dated as of the Closing Date.

(c) [Reserved]

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Target.

Section 8.03 Conditions to the Obligations of the Target under this Agreement.

The obligations of the Target under this Agreement shall be further subject to the satisfaction of the conditions set forth in Section 8.03 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Investors Bancorp and IAC set forth in Section 4.02, Section 4.03 and Section 4.06 in this Agreement shall be true and correct in all material respects as at the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Each other representation contained in Article 4 shall be true and correct as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date) except for any failures to be so true and correct that, individually or taken together with all other facts, events or circumstances that cause any other representation or warranty contained in Article 4 to be untrue or incorrect (read for this purpose without regard to any individual reference to materiality or Material Adverse Effect), would not reasonably be likely to have a Material Adverse Effect on Investors Bancorp. Investors Bancorp shall have delivered to Target a certificate to such effect signed by the Chief Operating Officer and the Chief Financial Officer of Investors Bancorp as of the Closing Date.

(b) Agreements and Covenants. Investors Bancorp and IAC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Investors Bancorp by the Chief Operating Officer and Chief Financial Officer to such effect dated as of the Closing Date.

(c) [Reserved]

(d) Payment of Cash Merger Consideration. Investors Bancorp shall have delivered the Cash Merger Consideration to the Exchange Agent one business day prior to the Closing Date and the Exchange Agent shall provide Target with a certificate evidencing such delivery; provided that to the extent the Majority Shareholder has delivered a letter of transmittal at or prior to the Effective Time in accordance with Section 2.05(b), Investors Bancorp shall cause the Exchange Agent to pay the Majority Shareholder pursuant to Section 2.05(b).

ARTICLE 9

THE CLOSING

Section 9.01 Time and Place.

Subject to the provisions of Articles VIII and X hereof, the Closing shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, NW, Suite 780, Washington, DC at 10:00 a.m., or at such other place or time upon which Investors Bancorp and Target mutually agree. A pre-closing of the Merger (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

Section 9.02 Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Investors Bancorp and Target the certificates, and other documents and instruments required to be delivered at the Closing under Article 8 hereof. One business day prior to the Closing, Investors Bancorp shall have delivered the Cash Merger Consideration as set forth under Section 8.03 hereof.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Target:

(a) At any time by the mutual written agreement of Investors Bancorp and Target;

(b) By the Board of Directors of either Investors Bancorp or Target (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party that would result in the condition to the terminating party’s obligation to consummate the transaction set forth in Section 8.02(a) or Section 8.03(a), as applicable, to fail to be satisfied, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) By the Board of Directors of either Investors Bancorp or Target (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply in all material respects with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) At the election of the Board of Directors of either Investors Bancorp or Target if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Investors Bancorp and Target; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) By the Board of Directors of either Investors Bancorp or Target if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable; or

(f) By the Board of Directors of either Investors Bancorp or Target, if the Target Stockholder Approval has not been obtained by 5:00 pm New York Time on June 15, 2012; provided, however, there shall be no right to terminate the Agreement pursuant to this Section 10.01(f) in connection with any subsequent Target Stockholder Approval required pursuant to Section 10.03.

Section 10.02 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 10.02 (including, solely with respect to claims brought pursuant to Section 10.02(b)(ii), any other provision of this Agreement relevant to the applicable willful breach and the calculation of damages, costs and expenses) and Article 11 shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, the expenses shall be paid in accordance with Section 11.14.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party (including in the case of claims brought by the Target in accordance with Section 11.05, the damages incurred by Target Stockholders) as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

Section 10.03 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Target), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Target, there may not be, without reobtaining the Target Stockholder Approval, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Target’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Confidentiality.

Except as specifically set forth herein, Investors Bancorp and Target mutually agree to be bound by the terms of the confidentiality agreement dated March 21, 2012 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

Section 11.02 Public Announcements.

Target and Investors Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Target nor Investors Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to Investors Bancorp or IAC to:

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

Attn:	Kevin Cummings
President and Chief Executive Officer
Fax: (973) 924-5192

with a copy to:

Luse Gorman Pomerenk & Schick

5335 Wisconsin Avenue, NW, 780

Washington, DC 20016

Attn:	John J. Gorman, Esq.
Marc Levy, Esq.
Fax: (202) 362-2902

(b) If to Target to:

Marathon Banking Corporation

31-33 31st Street

Astoria, NY 11106

Attn:	Paul N. Stathoulopoulos
Chairman of the Board, President and Chief Executive Officer
Fax: (718) 721-0270

with a copy to:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attn:	Casper Lawson
Daniel Serota
Fax: (212) 903-9100

And

Piraeus Bank S.A.

4, Amerikis St.

10564 Athens, Greece

Attn:	Ilias Milis
Fax: +30 210-333-5194

And

Coritsidis & Lambros, PLLC

46 Trinity Place

New York, NY 10006

Attn:	Michael N. Coritsidis
Fax: (212) 474-4601

or such other address as shall be furnished in writing by any party.

Section 11.05 Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article 2 and Sections 6.09 and this 11.05, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than (i) the parties hereto and their respective successors, and (ii) (x) the right of Target, on behalf of its stockholders as third-party beneficiaries, to pursue damages and other relief, including equitable relief, in the event of Investors Bancorp’s breach of this Agreement prior to the Effective Time, which causes a termination of this Agreement, or (y) in the event of the failure of Investors Bancorp to pay or cause to be paid the Cash Merger Consideration to the stockholders of Target in accordance with this Agreement at or following the Effective Time, the right of the Majority Shareholder, on behalf of Target Stockholders as third party beneficiaries, to pursue damages and other relief, including equitable relief (but subject to Sections 11.09 and 11.11).

Section 11.06 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 11.01 hereof) between the parties, both written and oral, with respect to its subject matter.

Section 11.07 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09 Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws, except to the extent that federal law applies.

Section 11.10 Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware. In the event it is determined that the Chancery Court of the State of Delaware does not have jurisdiction with respect to any dispute arising out of this Agreement or the transactions contemplated, all reference in this Section 11.11 to the Chancery Court of the State of Delaware shall be deemed to include any other court located in the State of Delaware solely with respect to such claim. Any suit, action or proceeding brought by the Majority Shareholder pursuant to Section 11.05, to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, must comply with this Section 11.11.

Section 11.12 Titles and Headings.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.14 Expenses

Whether or not the Mergers are consummated, except as expressly provided herein all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 11.15 No Presumption Against Drafting Party

Each of Investors Bancorp and Target acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.16 Miscellaneous

Notwithstanding anything to the contrary contained herein, to the extent Target’s board of directors, Target Stockholders or both as of the date hereof do not have the authority under Delaware law to approve (as it relates to Target’s board of directors) or adopt (as it relates to Target Stockholders) the Second Merger, the failure of Target’s board of directors, Target Stockholders or both to approve (as it relates to Target’s board of directors) or adopt (as it relates to Target Stockholders) the Second Merger shall be deemed not to be a breach of any of Target’s representations, warranties or covenants and shall be disregarded for purposes of determining whether the conditions set forth in Article 8 have been satisfied and for whether any Party has a right to terminate this Agreement pursuant to Section 10.01 of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INVESTORS BANCORP, INC.

/s/ Domenick A. Cama
By: Domenick A. Cama, Senior Executive Vice President and Chief Operating Officer

INVESTORS ACQUISITION CORP.

/s/ Domenick A. Cama
By: Domenick A. Cama, President and Chief Executive Officer

MARATHON BANKING CORPORATION

/s/ Constantinos Loizides
By: Constantinos Loizides, Authorized Agent